ARTICLES SUPPLEMENTARY
                                       OF
                        CORPORATE OFFICE PROPERTIES TRUST
                      SERIES A CONVERTIBLE PREFERRED SHARES


                                   ARTICLE ONE

         CORPORATE OFFICE PROPERTIES TRUST (the "Trust"), pursuant to the provisions of Section 8-203(b) of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the "Maryland REIT Law"), hereby files these Articles Supplementary classifying its Series A Convertible Preferred Shares of Beneficial Interest of the Trust (the "Articles") prior to the issuance of any shares of Series A Convertible Preferred Shares of Beneficial Interest, such series of unissued shares having been established by a resolution duly adopted by all necessary action on the part of the Trust and the Board of Trustees of the Trust (the "Board of Trustees"), as provided for in the Amended and Restated Declaration of Trust, as amended (the "Declaration of Trust").

                                   ARTICLE TWO

         The name of the Trust is Corporate Office Properties Trust.

                                  ARTICLE THREE

         Pursuant to the authority conferred upon the Board of Trustees by the Declaration of Trust and Section 8-203(a)(6) of the Maryland REIT Law, the Board of Trustees adopted a resolution establishing the Series A Convertible Preferred Shares of Beneficial Interest of the Trust and designating the series and fixing and determining the preferences, limitations, and relative rights thereof, as set forth in the true and correct copy of the resolution attached hereto as Exhibit A (the "Designating Resolution").

                                  ARTICLE FOUR

         The Designating Resolution was adopted effective as of September 28, 1998.

                                  ARTICLE FIVE

         The Designating Resolution has been duly adopted by all necessary action on the part of the Trust.


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                                                         2

         IN WITNESS WHEREOF, the undersigned officer has executed these Articles effective as of September 28, 1998.

                                            CORPORATE OFFICE PROPERTIES TRUST

                                            By:  /s/ Clay W. Hamlin, III
                                                    Clay W. Hamlin, III
                                           President and Chief Executive Officer


Attest:


   /s/ Denise Liszewski
Name:    Denise Liszewski
Title:   Assistant Secretary

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                                    EXHIBIT A

                             DESIGNATING RESOLUTION
                                BOARD OF TRUSTEES
                        CORPORATE OFFICE PROPERTIES TRUST
                               September 28, 1998


             AUTHORIZATION OF SERIES A CONVERTIBLE PREFERRED SHARES
                             OF BENEFICIAL INTEREST

         WHEREAS, the Board of Trustees of Corporate Office Properties Trust (the "Trust") has deemed it to be in the best interest of the Trust and its shareholders for the Trust to establish a series of preferred shares pursuant to the authority granted to the Board of Trustees in the Amended and Restated Declaration of Trust, as amended (the "Declaration of Trust"), of the Trust:

         NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board of Trustees by the Declaration of Trust, a series of preferred shares is hereby established, and the terms of the same shall be as follows:

         Section 1. Number of Shares and Designation. This series of Preferred Shares of Beneficial Interest shall be designated as Series A Convertible Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series A Preferred Shares") and up to 1,025,000 shall be the number of such Preferred Shares of Beneficial Interest constituting such series.

         Section 2. Definitions. For purposes of the Series A Preferred Shares, the following terms shall have the meanings indicated:

         "Affiliate" shall mean, with respect to a particular Person, any other Person controlling, controlled by or under common control with such particular Person, including any directors and majority-owned entities of that Person and of its other Affiliates.

         "Change of Control" shall mean (i) a sale or other transfer of more than 50% of the then outstanding Common Shares to an Unrelated Third Party or its Affiliates, (ii) a merger or consolidation of the Trust with an Unrelated Third Party where the Trust is not the surviving entity, (iii) the sale of all or substantially all of the assets of the Trust or (iv) the voluntary or involuntary liquidation, dissolution and winding up of the Trust.

         "Common Shares" shall mean Common Shares of Beneficial Interest, $.01 par value per share, of the Trust or such shares of the Trust's capital shares into which such Common Shares of Beneficial Interest shall be reclassified.



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         "Common Share Dilution Price" shall have the meaning set forth in
         Section 8(c).

         "Constellation" shall mean Constellation Real Estate Group, Inc. or any of its Affiliates.

         "Conversion Rate" shall mean 1.8748 Common Shares for each Series A Preferred Share, subject to adjustment as provided in paragraph (f) of
         Section 6 hereof.

         "Current Market Price" of publicly traded Common Shares or any other class or series of capital shares or other security of the Trust or of any similar security of any other issuer for any day shall mean the last reported sales price, regular way settlement on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices regular way on such day, in either case as reported on the New York Stock Exchange ("NYSE") or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the National Market of the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or, if such security is not quoted on such National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Chief Executive Officer or the Trustees or if any class or series of securities are not publicly traded, the fair value of the shares of such class as determined reasonably and in good faith by the Trustees.

         "Declaration of Trust" shall have the meaning set forth in the Preamble.

         "Dilutive Transaction" shall have the meaning set forth in Section
         8(c).

         "Junior Shares" shall mean the Common Shares and any other class or series of capital shares of the Trust over which the Series A Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Trust.

         "Person" shall mean any individual, firm, partnership, corporation or other entity and shall include any successor (by merger or otherwise) of such entity.

         "Series A Preferred Shares" shall have the meaning set forth in Section 1 hereof.

         "Standstill Period" shall mean the period ending on the earliest of (i) September 28, 2000, (ii) five business days prior to the effective date of any Change of Control or (iii) a date established by resolution of the Board of Trustees.

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         "Tendered Non-Converted Shares" shall have the meaning set forth in
         Section 6(a).

         "Trading Day", as to any Common Shares, shall mean any day on which such Common Shares are traded on the NYSE or, if such Common Shares are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such Common Shares are listed or admitted or, if such Common Shares are not listed or admitted for trading on any national securities exchange, on the National Market of NASDAQ or, if such Common Shares are not quoted on such National Market, in the Common Shares market in which such Common Shares are traded.

         "Transaction" shall  have  the meaning  set  forth in  paragraph (d) of
         Section 6 hereof.

         "Transfer Agent" means Norwest Banks (or its Affiliates) or any U.S. bank with aggregate capital, surplus and undivided profits, as shown on its last published report, of at least $30,000,000 as may be designated by the Trustees or their designee as the transfer agent for the Series A Preferred Shares.

         "Trust" shall have the meaning set forth in the Preamble.

         "Trustees" shall mean the Trustees of the Trust or any committee authorized by such Trustees to perform any of its responsibilities with respect to the Series A Preferred Shares.

         "Unrelated Third Party" shall mean a Person other than the Trust or any Affiliate of the Trust and other than Constellation.

         "45% Ceiling Requirement" shall have the meaning set forth in Section 6(a).

         Section 3. Dividends. Except as provided in paragraph (a) of Section 6, the holders of each Series A Preferred Share shall be entitled to receive cumulative dividends and distributions payable from the date of issuance of such Series A Preferred Stock quarterly and in preference and priority to the dividends and distributions payable on each Junior Share, when, as and if declared by the Board of Trustees of the Trust out of funds legally available therefor, at the annual rate of $1.375 per share. Cumulative dividends will accrue whether or not there are profits, surplus or other funds of the Trust legally available for payment of dividends. The record and payment dates for the Common Shares, if any, shall be the same as the record and payment dates for the Series A Preferred Shares. If such cumulative dividends in respect of any prior or current quarterly dividend period shall not have been declared and paid or if there shall not have been a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before (i) any dividend or other distribution (other than dividends payable in Common Shares) shall be paid or declared and set apart with respect to the Junior Shares or (ii) any Junior Shares shall be repurchased or redeemed by the Trust. Dividends shall be payable pro rata for partial quarterly periods. In the event that any Series A Preferred Share is converted into Common

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


Shares pursuant to Section 6 below, holders of Series A Preferred Shares whose conversion is deemed effective before the close of business on a dividend payment record date will not be entitled to receive any portion of the dividend payable on such Series A Preferred Shares on the corresponding dividend payment date for the current quarter to which that record date pertains but will, however, be entitled to receive the entire dividend for such quarterly period payable, if any, on the Common Shares issuable upon conversion provided that any conversion of Series A Preferred Shares becomes effective prior to the close of business on the record date for such dividend payable on such Common Shares. A holder of Series A Preferred Shares on a dividend payment record date who (or whose transferee) tenders such shares for conversion into Common Shares after such dividend payment record date will be entitled to receive the dividend payable on such Series A Preferred Shares on the corresponding dividend payment date. Except as provided above, the Trust will pay at the time of conversion all accrued and unpaid dividends, whether or not declared, on converted Series A Preferred Shares.

         Section 4.        Liquidation Preference.

         (a) In the event of any liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, before any payment or distribution of the assets of the Trust (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of Series A Preferred Shares shall be entitled to receive $25.00 per Series A Preferred Share plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for distribution whether or not declared; but such holders shall not be entitled to any further payment. Until the holders of the Series A Preferred Shares have been paid the liquidation preference in full, no payment will be made to any holder of Junior Shares upon the liquidation, dissolution or winding up of the Trust. If, upon any liquidation, dissolution or winding up of the Trust, the assets of the Trust, or proceeds thereof, distributable among the holders of Series A Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Shares ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Trust with one or more corporations or (ii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Trust. A sale or transfer of all or substantially all of the Trust's assets shall be deemed to be a liquidation, dissolution or winding up of the Trust.

         (b) Upon any liquidation, dissolution or winding up of the Trust, after payment shall have been made in full to the holders of Series A Preferred Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Shares shall not be entitled to share therein.

         Section 5. Shares To Be Retired. All Series A Preferred Shares which shall have been issued and reacquired in any manner by the Trust shall be restored to the status of

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authorized, but unissued Preferred Shares, without
designation as to series. The Trust may also retire any unissued Series A Preferred Shares, and such shares shall then be restored to the status of authorized but unissued Preferred Shares, without designation as to series.

         Section 6.        Conversion.

         Holders of Series A Preferred Shares shall have the right to convert all or a portion of such shares into Common Shares, as follows:

         (a) Subject to and upon compliance with the provisions of this Section 6, a holder of Series A Preferred Shares shall have the right, at such holder's option, at any time after the end of the Standstill Period to convert such shares, in whole or in part, into the number of fully paid and nonassessable shares of authorized but previously unissued Common Shares obtained by multiplying the Conversion Rate by the number of Series A Preferred Shares to be converted by surrendering such shares to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section 6; provided, however, that no holder of such shares shall convert such shares if such holder and its Affiliates would hold after such conversion 45% or more of the outstanding Common Shares (the "45% Ceiling Requirement"). If such conversion would exceed the 45% Ceiling Requirement, then upon surrendering the Series A Preferred Share certificates pertaining to such excess Common Shares as provided in paragraph
(b) of this Section 6, the holder shall continue to be a holder of Series A Preferred Shares (the "Tendered Non-Converted Shares") pertaining to such excess Common Shares except that, in lieu of the dividends otherwise payable on such Tendered Non-Converted Shares (but not in lieu of accrued and unpaid dividends applicable to quarterly periods prior to such delivery) the holder of Tendered Non-Converted Shares shall receive the dividends on the Common Shares into which such Tendered Non-Converted Shares would have been convertible but for the 45% Ceiling Requirement, and such Tendered Non-Converted Shares shall convert thereafter to Common Shares without further action by such holder as of the last day of each calendar quarter to the extent then permitted by the 45% Ceiling Requirement.

         (b) In order to exercise the conversion right, the holder of each Series A Preferred Share to be converted shall surrender the certificate representing such shares, duly endorsed or assigned to the Trust or in blank, at the office of the Transfer Agent, accompanied by written notice to the Trust that the holder thereof elects to convert such Series A Preferred Shares. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Series A Preferred Shares are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Trust, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Trust demonstrating that such taxes have been paid) as required by paragraph (j) of this Section 6. As promptly as practicable after the surrender of certificates for Series A Preferred Shares as aforesaid, the Trust shall issue and shall deliver at such office to such holder, or send on such holder's written order, a certificate or certificates for the number of full Common Shares issuable upon the conversion




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


of such Series A Preferred Shares in accordance with provisions of this Section 6, and any fractional interest in respect of a Common Share arising upon such conversion shall be settled as provided in paragraph (c) of this Section 6. If all Series A Preferred Shares evidenced by any certificate are not converted, the Trust shall issue and deliver at such office to such holder a certificate for the remaining Series A Preferred Shares not converted. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series A Preferred Shares shall have been surrendered and such notice received by the Trust as aforesaid, and the Person or Persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date unless the share transfer books of the Trust shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such transfer books are open, provided that such closure of the share transfer books shall not delay the date on which such Person shall become a holder of such shares by more than two business days.

         (c) No fractional Common Share or scrip representing fractions of a Common Share shall be issued upon conversion of the Series A Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of Series A Preferred Shares, the Trust shall pay to the holder of such share an amount in cash based upon the Current Market Price of the Common Shares on the Trading Day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A Preferred Shares so surrendered.

         (d) If the Trust shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange or reclassification of the Common Shares (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which Common Shares shall be converted into the right to receive shares, securities or other property (including cash or any combination thereof), each Series A Preferred Share which is not converted into the right to receive shares, securities or other property in connection with such Transaction shall thereupon be convertible into the kind and amount of shares, securities and other property (including cash or any combination thereof) receivable upon such consummation by a holder of that number of Common Shares into which one Series A Preferred Share was convertible immediately prior to such Transaction. The Trust shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (d), and it shall not consent or agree to the occurrence of any Transaction until the Trust has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A Preferred Shares that will contain provisions enabling the holders of the Series A Preferred Shares that remain outstanding after such Transaction to convert into the consideration received by holders of Common Shares at the Conversion Rate. The provisions of this paragraph (d) shall similarly apply to successive Transactions.




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


         (e) If there shall be any reclassification of the Common Shares or any consolidation or merger to which the Trust is a party and for which approval of any shareholders of the Trust is required, or a statutory share exchange, or the voluntary or involuntary liquidation, dissolution and winding up of the Trust, then the Trust shall cause to be mailed to each holder of Series A Preferred Shares at such holder's address as shown on the records of the Trust, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating the date on which such reclassification, consolidation, merger, statutory share exchange or liquidation, dissolution and winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property, if any, deliverable upon such event. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 6.

         (f) (i) In the event the Trust should at any time or from time to time after the date of issuance of the Series A Preferred Shares fix a record date for the effectuation of a split or subdivision of the outstanding Common Shares or the determination of holders of Common Shares entitled to receive a dividend or other distribution payable in additional Common Shares without payment of any consideration by such holder for the additional Common Shares, then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Rate shall be appropriately increased so that the number of Common Shares issuable on conversion of each Series A Preferred Share shall be increased in proportion to such increase of outstanding Common Shares and the Common Shares Dilution Price shall be correspondingly decreased. If the number of Common Shares outstanding at any time after the date of issuance of the Series A Preferred Shares is decreased by a combination of the then outstanding Common Shares, then, following the record date of such combination (or the date of such combination if no record date is fixed), the Conversion Rate for the Series A Preferred Shares shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each Series A Preferred Share shall be decreased in proportion to such decrease in outstanding Common Shares and the Common Share Dilution Price shall be correspondingly increased. Whenever the Conversion Rate and Common Share Dilution Price are adjusted as herein provided, the Trust shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Rate and Common Share Dilution Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Trust shall prepare a notice of such adjustment setting forth the adjusted Conversion Rate and Common Share Dilution Price and the effective date such adjustment becomes effective and shall mail such notice of such adjustment to each holder of Series A Preferred Shares at such holder's last address as shown on the share records of the Trust.

                  (ii) In the event the Trust at any time, or from time to time, shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable in securities of the Trust other than Common Shares, then




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and in each such event,
provision shall be made so that the holders of Series A Preferred Shares shall receive upon conversion thereof, in addition to the number of Common Shares receivable thereupon, the amount of securities of the Trust which they would have received had their Series A Preferred Shares been converted into Common Share on the date of such event and had thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 6(f) with respect to the rights of the holders of Series A Preferred Shares.

         (g) In any case in which paragraph (f) of this Section 6 provides that an adjustment shall become effective on the day next following the record date for an event, the Trust may defer until the occurrence of such event (A) issuing to the holder of any Series A Preferred Share converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of this Section 6; provided, however, that the holder of such Series A Preferred Shares shall be entitled to such additional Common Shares and cash, as applicable, upon such event.

         (h) There shall be no adjustment of the Conversion Rate in case of the issuance of any capital shares of the Trust, including issuance in connection with a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 6. If any action or transaction would require adjustment of the Conversion Rate pursuant to more than one paragraph of this Section 6, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to the holder of Series A Preferred Shares.

         (i) The Trust shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares solely for the purpose of effecting conversion of the Series A Preferred Shares, the full number of Common Shares deliverable upon the conversion of all outstanding Series A Preferred Shares not theretofore converted into Common Shares. For purposes of this paragraph (i), the number of Common Shares that shall be deliverable upon the conversion of all outstanding Series A Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder. The Trust covenants that any Common Shares issued upon conversion of the Series A Preferred Shares shall be validly issued, fully paid and non-assessable. The Trust shall list the Common Shares required to be delivered upon conversion of the Series A Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

         (j) The Trust will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property




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on conversion of Series A Preferred Shares
pursuant hereto; provided, however, that the Trust shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Shares or other securities or property in a name other than that of the holder of the Series A Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Trust the amount of any such tax or established, to the reasonable satisfaction of the Trust, that such tax has been paid.

         Section 7. Additional Parity and Junior Shares. Without vote or consent of the holders of Series A Preferred Shares, the Trust may issue any class or series of capital shares of the Trust with voting rights, if any, as determined by the Trust which may rank:

         (a) on a parity with the Series A Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Shares, if the holders of such class of Shares or series and the Series A Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other;

         (b) junior to the Series A Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such Shares or series shall be Common Shares or other Junior Shares; and

         (c) prior or senior to the Series A Preferred Shares as to the payment of dividends or distributions of assets upon liquidation, dissolution or winding up; provided, however, that the vote of the holders of Series A Preferred Shares required by paragraph (b) of Section 8 has been obtained, where applicable.

         Section 8.        Voting.

         (a) Except as otherwise provided in paragraphs (b) and (c) of this
Section 8, the holders of Series A Preferred Shares shall have no right to vote on any matter to be voted on by the shareholders of the Trust (including, without limitation, any election or removal of a Trustee), and the Series A Preferred Shares shall not be included in the number of shares voting or entitled to vote on such matters.

         (b) So long as any Series A Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by the Declaration of Trust, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Series A Preferred Shares at the time outstanding, acting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for



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(i) an increase in the number of authorized shares of
Series A Preferred Shares, (ii) effecting or validating any amendment, alteration or repeal of any of the provisions of these Articles, the Declaration of Trust or the Bylaws of the Trust that adversely affects the voting powers, rights or preferences of the holders of the Series A Preferred Shares or (iii) consummating a Dilutive Transaction (as defined in paragraph (c) below) during the Standstill Period. So long as not less than 100,000 Series A Preferred Shares are outstanding excluding in such calculation the Tendered Non-Converted Shares, the affirmative vote of at least 66_% of the votes entitled to be cast by the holders of the Series A Preferred Shares at the time outstanding (including the Tendered Non-Converted Shares), acting as a single class, given in person or by proxy, either in writing or without a meeting or by vote at any meeting called for the purpose, shall be necessary to create or authorize any class or series of capital shares of the Trust ranking prior or senior to the Series A Preferred Shares (or any class or series of partnership units of Corporate Office Properties, L.P. of which the Trust is the general partner ranking prior or senior to the Series A Preferred Units to be issued to the Trust in connection with the issuance of the Series A Preferred Shares to Constellation) as to the payment of dividends or as to distributions of assets upon liquidation, dissolution or winding up. Notwithstanding the foregoing provisions of this paragraph (b) of Section 8, any amendment of the provisions of the Declaration of Trust (or the partnership agreement of Corporate Office Properties, L.P.) so as to authorize or create, or to increase the authorized amount of, any Junior Shares (or units of partnership interest with or without voting rights junior as to the payment of dividends and as to asset distributions to the Series A Units) or any shares of any class with or without voting rights ranking on a parity with the Series A Preferred Shares (or Series A Preferred Units) shall not be deemed to adversely affect the voting powers, rights or preferences of the holders of Series A Preferred Shares (or Series A Preferred Units). For the purpose of this paragraph, the holder of Series A Preferred Shares shall have the right to one vote for each such Series A Preferred Share.

         (c) For the purpose of paragraph (b) above, the term "Dilutive Transaction" shall mean any transaction or series of related transactions during the Standstill Period in which the Trust shall issue or sell Common Shares with an aggregate then Current Market Price in excess of $50.0 million with a Common Share price per share less than the Common Share Dilution Price. The term "Common Share Dilution Price" shall mean $9.50 per share, subject to adjustment as provided in paragraph (f) of Section 6. For the purpose of calculating the aggregate Current Market Price of the Common Shares, securities convertible into Common Shares or warrants, rights or options to purchase Common Shares at a price less than the Common Share Dilution Price shall be deemed to have been converted or exercised, as the case may be, into an additional number of Common Shares at the time of the Dilutive Transaction, and the Trust shall be deemed to have issued or sold such additional number of Common Shares at the time of, and in connection with, the Dilutive Transaction.

         (d) So long as any Series A Preferred Shares are owned of record and beneficially by Constellation and Constellation also owns of record and beneficially at least 30% of the outstanding Common Shares, Constellation shall be entitled to vote for and elect two members of the Board of Trustees. So long as any Series A Preferred Shares are owned of record and




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beneficially by
Constellation and Constellation also owns of record and beneficially less than 30% but more than 15% of the outstanding Common Shares, Constellation shall be entitled to vote for and elect one member of the Board of Trustees. In determining the percentage of the outstanding Common Shares for the purposes of this paragraph, the Common Shares issuable upon conversion of any Series A Preferred Shares owned by Constellation shall be deemed outstanding. If any member of the Board of Trustees so elected by Constellation shall withdraw or be removed from the Board for any reason, Constellation shall have the right to elect the replacement for such member. Constellation shall have the right to remove a Trustee elected by Constellation for any reason at any time. The term of office of any Trustee elected by Constellation pursuant to this paragraph shall expire on the date that Constellation no longer holds of record and beneficially any Series A Preferred Shares and the percentage of Common Shares required to elect that Trustee as provided in this paragraph. If two Trustees have been elected by Constellation and the term of one Trustee expires by operation of the preceding sentence, the Board of Trustees may determine which Trustee shall have completed service on the Board absent a determination by Constellation.

         (e) If the Trust shall fail at any time or from time to time to pay when due two consecutive quarterly dividend payments on the Series A Preferred Shares, then the holders of the Series A Preferred Shares shall be entitled to elect two additional members to the Board of Trustees of the Trust to serve until all accrued and unpaid dividends on the Preferred Shares have been paid in full.

         Section 9. Record Holders. The Trust and the Transfer Agent may deem and treat the record holder of any Series A Preferred Share as the true and lawful owner thereof for all purposes, and neither the Trust nor the Transfer Agent shall be affected by any notice to the contrary.

Ratification and Authorization

         RESOLVED, that any and all acts and deeds of any officer or Trustee taken prior to the date hereof on behalf of the Trust with regard to the foregoing resolutions are hereby approved, ratified and confirmed in all respects as and for the acts and deeds of the Trust.

         FURTHER RESOLVED, that the officers of the Trust be, and each of them hereby is, severally and without the necessity for joinder of any other Person, authorized, empowered and directed to execute and deliver any and all such further documents and instruments and to do and perform any and all such further acts and deeds that may be necessary or advisable to effectuate and carry out the purposes and intents of the foregoing resolutions, including, but not limited to, the filing of Articles Supplementary pursuant to Maryland REIT Law with the State Department of Assessments and Taxation of Maryland, setting forth the designations, preferences, limitations and rights of Series A Preferred Shares pursuant to Section 8-203(b) of the Maryland REIT Law, all such actions to be performed in such manner, and all such documents and instruments to be executed and delivered in such form, as the officer performing or executing the same shall




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approve, the performance or execution thereof by such officer to be conclusive evidence of the approval thereof by such officer and by the Board of Trustees.




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